EXHIBIT 10.17



May 10, 2001



Mr. Michael McLay
359 Primrose Place
Burlington
Ontario L7N 1T7


Dear Michael,

Storage Technology Corporation ("StorageTek") is pleased to offer you employment as Vice President of US/Canada Sales and Services, beginning on May 10, 2001 reporting directly to me. The general terms of your compensation and benefit package being offered with this position are outlined below. Further details on the Company's benefit plans are available for your review.

Your annual base salary, payable bi-weekly, will be $275,000.00, and you will be considered for a merit increase effective January 1, 2002, less required federal, state, local and FICA taxes. You will be eligible to participate in the StorageTek MBO Plan. For 2001, your MBO target incentive will be 60% of your base salary at the target level of performance. This MBO incentive plan is currently measured on corporate performance and achievement of the MBO goals shared by all of senior management. The details of this plan, including specific objectives and payment schedules of earned bonuses, will be contained in a separate MBO document.

This offer is also dependent on the verification of your eligibility to work in the United States. StorageTek will sponsor and pay for the processing of your non-immigrant employment visa and your family's non-immigrant dependent visas. However, StorageTek can make no promises or guarantees about your ability to secure employment authorization and dependent visas for your family. Please work with Cathy Badell (303/661-2324) of StorageTek Global Mobility to start this process. Also, if you decide that you want to pursue permanent residence in the United States, StorageTek will pay the costs of sponsoring you in an employment-based permanent residence application. StorageTek can make no promises or guarantees about your ability to obtain permanent residence through employment-based sponsorship.

By accepting this offer you understand that you will be required to relocate to the Louisville, Colorado area. To assist with the transition to your new location, StorageTek will provide for the relocation expenses as detailed in the attached Relocation Assistance Summary. This offer of relocation will expire on May 10, 2004.

If you voluntarily resign your employment or if you are terminated "for cause" within 18 months from December 6, 2000, you will be responsible for repaying, on a prorated basis, any relocation expenses (with the exception of any "Home Sales Assistance") paid to you, on your behalf, or reimbursed to you pursuant to the terms of the attached Relocation Assistance Payback Agreement.


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Regarding relocation expenses for "Home Sales Assistance", should you voluntarily resign your employment or if you are terminated "for cause" within 18 months from the earlier of the date upon which "Home Sales Assistance" was paid on your behalf or May 10, 2004, you will be responsible for repaying said expenses on a prorated basis. The attached Relocation Addendum contains additional information on expenses pertaining to "Home Sales Assistance".

StorageTek will provide you income tax preparation assistance for the year 2001 and 2002 should income tax reporting be necessary for both Canada and the United States.

If you should desire, StorageTek will additionally provide you a $550,000.00 company loan for a term of three years. This loan is for the purpose of allowing you to buy a residential home in the Louisville, Colorado area. This loan will be made only if you purchase a residential home in the Louisville, Colorado area and close on the purchase of said home by December 31, 2001. The details of the loan, including the terms of repayment are outlined in the Promissory Note you will be required to sign. This loan will bear interest at the current IRS statutory rate of interest compounded annually on the remaining loan balance. A promissory note will be prepared for your signature at the time you request the loan to purchase your new home.

The Board of Directors has approved, as of December 6, 2000, a grant of 2,500 shares of StorageTek restricted common stock at par value, $0.10 per share. These shares will vest in increments of 25% on the first through the fourth anniversaries of the grant.

Further, the Board of Directors has approved as of December 6, 2000, a grant to you of a stock option to purchase 15,000 shares of StorageTek common stock, at a price of $9.44 a share. The option will be granted pursuant to the terms and conditions of the Company's 1995 Equity Participation Plan, which is attached for your review. These stock options will vest in increments of 25% on the first through the fourth anniversaries of the grant.

Any options and restricted stock granted to you will be pursuant and subject to the terms and conditions of StorageTek's 1995 Amended and Restated Equity Participation Plan, as that plan may be amended from time to time. This Plan includes provisions that may require you to surrender your stock options and gains realized upon the sale of your option stock during a period covering six months before or after your termination of employment. You will be provided a copy of the stock option plan by our Stock Administration department.

You will be eligible to participate in our flexible benefit program, which include: medical, dental, short-term and long-term disability coverage, employee stock purchase plan and many other employee benefits and services.

You are also eligible to participate in the StorageTek 401(k) Plan upon hire and begin contributions in the next available payroll cycle. You may defer up to 20 percent of your base income into the 401(k) Plan, up to the current 402(g) limit set by the IRS ($10,500 in 2001). Currently, StorageTek matches 100 percent of the first three percent of your annual base pay (up to $170,000) and 50 percent of the next four percent. You will have immediate ownership (be fully vested) in the entire match.


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Subject to Board of Directors approval, you have been invited to participate in
LEAP (Leveraged Equity Acquisition Program), an equity program for the most senior managers at StorageTek. LEAP requires participants to purchase shares of StorageTek common stock, equivalent to a multiple of their salary. For your position you will be required to purchase StorageTek stock with a purchase price equal to one times your annual base salary. Annual grants of options and/or restricted stock will be made to LEAP participants, with the amount and type of grant being based on corporate performance. The options and/or restricted stock will vest in equal annual installments over a four-year period after the grant date. Your participation in StorageTek's LEAP Program is subject to the terms and conditions of the plan documents, as these plan documents are prepared and may be amended from time to time. The LEAP Program documents will be provided to you upon invitation to participate by the Board of Directors.

StorageTek also offers a deferred compensation program for executives. Under this program you may contribute your 401(k) contributions on your salary over $170,000, up to 50% of your base salary and up to 75% of your marketing or management bonuses into a tax deferred plan. This program is paying interest of 9.03% in 2001.

StorageTek will also provide you with life insurance that has a total death benefit of two times your base pay. Your initial coverage will be through group term insurance. After you start, you will receive enrollment materials for the executive life insurance plan that allow you to enroll in a universal life policy (for coverage above $50,000) that you will own and that will earn cash surrender value.

In addition, the following executive perquisites are currently in effect:

o Car allowance for a leased-quality vehicle of $550.00 per month, plus reimbursement for maintenance and insurance.

o Executive vacation program allowing vacation as business conditions dictate. There is no defined limit, and therefore, no vacation accrual.

o StorageTek Executive Wellness Program (STEP), a company-provided annual physical (assessment) and follow-up (enhancement) benefit designed to optimize executive's health and overall well being.

Lastly, in the event your employment is terminated other than by means of voluntary resignation, discharge for cause, retirement, death or disability, you will be entitled to a severance payment in the gross wage amount of $410,567.50 (U.S. Dollars), less required deductions and applicable withholdings. As part of your severance payment, you will also be entitled to reimbursement of you and your family's relocation expenses from Colorado to Canada for reasonable and actual expenses pursuant to the Company's current international relocation guidelines. In order to receive your severance payment(s) you will be required to sign a waiver and release of all claims, known or unknown, arising out of your employment relationship with StorageTek.

For purposes of this offer letter and the attached Relocation Assistance Payback Agreement, "cause" as a basis for termination of your employment is defined as willful failure to perform your duties and responsibilities as an executive of the company; willful breach of any written agreement with the Company; gross negligence or dishonesty in the performance of your duties;

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willful violation of any of the Corporate Policies and Practices as in effect from time to time; engaging in conduct or activities that materially conflict with the interests of or injure the Company; refusal to comply with or material neglect of instructions received from employee's manager; or conviction in any criminal or civil proceeding (or entering into a plea bargain admitting criminal guilt, including any plea to any offense for which a deferred sentence or prosecution is received).

Your employment with StorageTek will be "at-will." This means that either you or StorageTek may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The "at-will" nature of your employment described in this offer letter shall constitute the entire agreement between you and StorageTek concerning the nature and duration of your employment.

Please review and sign the enclosed documents, and return them along with a signed acceptance copy of this letter in the enclosed self-addressed stamped envelope.

If you have any questions regarding the conditions of this offer, please do not hesitate to contact me at 303-673-7199.

I look forward to working with you as a key member of the StorageTek team!

Very truly yours,



Patrick Martin
Chairman, Chief Executive Officer and President

Enclosures:       Acceptance Copy
                  Relocation Assistance Summary
                  Relocation Assistance Payback Agreement





I have read this offer and I understand and accept its terms.


                                              May 10, 2001
---------------------------------             --------------------------------
Michael McLay                                 Acceptance Date



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                 Addendum to the Offer Letter for Michael McLay
                          Relocation Assistance Summary

After signing and returning your Offer letter and Relocation Assistance Payback Agreement, you will be contacted by a representative of Cendant Mobility, our relocation partner, for a phone consultation. They will discuss with you the details of the relocation benefits summarized below. This offer of relocation will expire on May 10, 2004.

Should you have any questions regarding this Relocation Assistance Summary before you sign and return your Offer letter and Relocation Assistance Payback Agreement, please contact Cathy Badell, HRD Specialist-Global Mobility, at catherine_badell@storagetek.com or (303) 661-2324, or Jeanne Anderson, Financial Analyst/Accountant-Business Expense at jeanne_anderson@storagetek.com or (303) 673-5929.

The relocation assistance described in this summary will be provided per the current StorageTek Relocation Guidelines.


Shipment of Household Goods

StorageTek will pay the costs of shipping your household goods and two cars. Cendant Mobility will arrange these shipments for you. StorageTek will also pay for up to 30 days of storage in your new location.


Travel Expenses to New Location

StorageTek will reimburse approved travel expenses enroute to your new location for you and your family.


Home Sales Assistance

For up to three (3) years from your hire date of May 10, 2001, StorageTek will pay the reasonable, standard seller's closing costs associated with the sale of your primary residence if all the criteria in the sale of your home are successfully met. You must speak with Cendant Mobility about the home sale criteria prior to listing your home.


Relocation Allowance

To help you with the remaining costs of relocating, StorageTek will provide you with a lump-sum relocation allowance of $75,000 less federal, state, local and FICA taxes. The relocation allowance amount is intended for you to use at your discretion for any relocation expenses that you may incur beyond those listed above. This relocation allowance will be paid in your first paycheck from StorageTek.



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Income Tax Return Preparation

StorageTek will pay for the costs of a third-party tax consultant (as solely determined by StorageTek) to prepare your United States and Canada income tax returns for the 2001 tax year. Please note that the costs will be included in your taxable income. StorageTek does not offer assistance with or reimbursement of the resulting tax liability.




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                     Relocation Assistance Payback Agreement



Should you voluntarily resign your employment or if you are terminated for cause from Storage Technology Corporation ("StorageTek") within eighteen (18) months from December 6, 2000 (your relocation date), you agree to repay StorageTek any relocation expenses paid to you on your behalf or reimbursed to you, with the exception of expenses for Home Sales Assistance. For Home Sales Assistance expenses, should you voluntarily resign your employment or if you are terminated for cause from StorageTek within eighteen (18) months from the earlier of the date upon which Home Sales Assistance was paid on your behalf or May 10, 2004 (your Home Sale Assistance date), you agree to repay StorageTek these expenses paid to you on your behalf or reimbursed to you. Such amounts shall be payable immediately upon resignation of employment and/or termination of employment and will be prorated based on completed months of employment service since your relocation date and the Home Sales Assistance date referenced above. The term "cause" as a basis for termination of your employment shall have the same meaning and definition as stated in your May 10, 2001 letter agreement entered into by you and StorageTek.

In addition, you agree to authorize StorageTek to deduct any amounts owed to StorageTek pursuant to this Relocation Assistance Payback Agreement from your final paycheck and any other amounts that StorageTek otherwise might pay upon termination, including without limitation your accrued but unused vacation.

You hereby agree to waive protest, notice of dishonor, and all other notice or demand in connection with delivery, acceptance, performance, default, or endorsement of this Agreement.

In the event you refuse or fail to repay the amount owed for relocation expenses paid to you by StorageTek, StorageTek will be entitled to recover from you its attorney's fees and costs associated with the collection of said expenses.





Accepted by:
                  --------------------                  ----------------------
                  Michael McLay                         Date